Exhibit 99.1

Hudson Technologies ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS

pearl river, ny – JuLY 1, 2013 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced preliminary results for the second quarter and the six months ended June 30, 2013.

The Company expects to report revenues for the three months ended June 30, 2013 of approximately $15.5 million and net income per share in the range of approximately $0.00 to $0.01 on a fully diluted basis, compared to revenues in the second quarter of last year of $22 million and net income per share of $0.20 on a fully diluted basis. For the six months ended June 30, 2013, Hudson expects to report revenues of approximately $38 million and net income per share of approximately $0.17 to $0.18 on a fully diluted basis, compared to revenues for the first six months of last year of $37 million and net income per share of $0.29 on a fully diluted basis.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “During the second quarter of 2013, the industry was impacted by a number of negative factors. On April 3, the EPA issued its final rule permitting higher than anticipated 2013 and 2014 virgin R-22 allowances. This was followed by unusually cool spring weather in much of the country during our peak spring selling season. In fact, according to a report from the National Oceanic and Atmospheric Administration, this was the coldest spring that the United States has experienced since 1996, while spring 2012 was the warmest on record. Consequently, much of the seasonal start up of air conditioning systems and the accompanying restocking activity, which typically fuels our second quarter sales, was delayed and is only just beginning. The excess supply of R-22, created by the EPA’s final rule and compounded by the unusually cool spring, resulted in an approximate 30% reduction in selling prices compared to the first quarter of 2013. This reduced sales volume and pricing resulted in the decline in our revenues and profitability in the second quarter.

Mr. Zugibe continued, “We are certainly disappointed by these preliminary second quarter results and with the EPA’s recent final rule. We clearly do not believe that the EPA has moved fast enough on the phase down and we are encouraging them to do more. The EPA does have another opportunity to correct the supply situation in an upcoming rulemaking. R-22 production is required to end by December 31, 2019 and the EPA is currently drafting rules to establish the R-22 production allowances for the period 2015 through 2019. The EPA is expected to apply a step down approach through the last five years of production, and the final rule will ultimately bring virgin production to zero, supporting growth prospects in reclamation to fill the anticipated supply gap. We remain focused on educating our customers about the benefits of reclamation from both an environmental and economic perspective, and also on the reality that, by no later than December 31, 2019, the reclamation industry will be the sole source of supply for R-22.”

The Company expects to announce its full second quarter results during the week of July 29.

The Company cautions that the preliminary financial results are unaudited estimates. These estimates have not been reviewed by the Company's Independent Registered Public Accounting Firm and are therefore subject to modification in the course of completing the Company's quarter-end financial review and completion of the Company's full financial results. The Company’s actual results may be materially different from its estimates.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the markets for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements which become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, risks associated with the Company’s joint ventures which include the ability of the parties to perform their obligations under the joint venture agreements, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the joint ventures may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission.  Investors should be aware that the Company's fiscal quarter ended June 30, 2013. The Company has not yet completed the preparation of its quarter end financial statements and the review of the Company's historical financial statements has not been completed by the Company's Independent Registered Public Accounting Firm. Accordingly, the preliminary results provided in this press release are subject to the risk that, upon completion of the quarter end financial statements and the review thereof by our independent registered accounting firm, there may be adjustments to the Company's financial information that could materially affect the preliminary results provided in this press release. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com